G1 Therapeutics Announces Addition of Norman E. Sharpless to Board of Directors
RESEARCH TRIANGLE PARK, N.C., July 25, 2022 – G1 Therapeutics, Inc. (Nasdaq: GTHX), a commercial-stage oncology company, today announced the appointment of Norman E. “Ned” Sharpless, M.D., to its Board of Directors. For nearly 30 years, Dr. Sharpless has been committed to the fight against cancer, including serving as one of the scientific founders of G1 in 2008. He is an accomplished oncologist and seasoned public servant who has treated cancer patients, investigated the biologic basis of cancer, and has led academic institutions and government agencies, including most recently serving as Director of the National Cancer Institute (NCI) at the National Institutes of Health.
"I couldn’t be more excited to announce that Ned has chosen to re-engage with G1 and our Board of Directors, given his commitment to transforming cancer care,” said Jack Bailey, Chief Executive Officer of G1 Therapeutics. “Ned not only brings invaluable scientific prowess and deep oncology experience to our Board, but also an in-depth understanding of trilaciclib and its potential to innovate how cancer patients are treated. I am delighted to welcome Ned to our Board of Directors at this important point in our growth."
“I’m very pleased to re-join G1’s Board of Directors given my belief that trilaciclib has the potential to be a paradigm-changing oncology drug across multiple tumor types and treatment regimens,” said Dr. Sharpless. “I am enthusiastic about the strong development and commercial capabilities of G1 today, and it is gratifying to work once again with G1 at this point in the company’s evolution. It has been thrilling as a researcher and physician to watch G1’s technology transform from an early scientific concept from my lab into an FDA-approved medicine with the potential to dramatically improve the outcomes and survivorship of so many patients affected by cancer.”
Dr. Sharpless was the 15th Director of the NCI from October 2017 through April 2022. As leader of the Nation’s cancer research program, he developed comprehensive plans aimed at accelerating therapies for childhood cancer, modernizing NCI-supported clinical trials, eliminating cancer disparities and promoting workforce diversity. He led new research initiatives in many areas, including cellular immunotherapy, early cancer detection, global oncology and the use of Artificial Intelligence and Machine Learning in cancer research. He was a forceful advocate within two Administrations for resources and policies to support and promote basic cancer research. He also served as the Acting Commissioner for Food and Drugs at the U.S. Food and Drug Administration from April 2019 to November 2019. Prior to entering federal service, Dr. Sharpless served as the Director of the University of North Carolina (UNC) Lineberger Comprehensive Cancer Center and was the Wellcome Distinguished Professor in Cancer Research at UNC. He received an MD from the UNC School of Medicine, followed by an internal medicine residency at the Massachusetts General Hospital and a hematology/oncology fellowship at the Dana-Farber/Partners Cancer Care, both of Harvard Medical School.
In 2017, prior to entering federal service, Dr. Sharpless divested his holdings in G1 Therapeutics as required by Federal law.
About G1 Therapeutics
G1 Therapeutics, Inc. is a commercial-stage biopharmaceutical company focused on the development and commercialization of next generation therapies that improve the lives of those affected by cancer, including the Company’s first commercial product, COSELA® (trilaciclib). G1 has a deep clinical pipeline and is executing a tumor-agnostic development plan evaluating COSELA in a variety of solid tumors, including colorectal, breast, lung, and bladder cancers. G1 Therapeutics is based in Research Triangle Park, N.C. For additional information, please visit www.g1therapeutics.com and follow us on Twitter @G1Therapeutics.
G1 Therapeutics™ and the G1 Therapeutics logo and COSELA® and the COSELA logo are trademarks of G1 Therapeutics, Inc.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," "expect," "plan," "anticipate," "estimate," "intend" and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements in this press release include, but are not limited to, those relating to the potential to dramatically improve the outcomes and survivorship of so many patients affected by cancer. Each of these forward-looking statements involves risks and uncertainties. Factors that may cause the company’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in the company’s filings with the U.S. Securities and Exchange Commission, including the "Risk Factors" sections contained therein and include, but are not limited to, the company’s dependence on the commercial success of COSELA; the development and commercialization of new drug products is highly competitive; the company’s ability to complete clinical trials for, obtain approvals for and commercialize any of its product candidates; the company’s initial success in ongoing clinical trials may not be indicative of results obtained when these trials are completed or in later stage trials; the inherent uncertainties associated with developing new products or technologies and operating as a development-stage company; and market conditions. Except as required by law, the company assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.
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Contact:
Will Roberts
Vice President, Investor Relations & Corporate Communications
919-907-1944
wroberts@g1therapeutics.com

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